EXHIBIT 3.8

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1	Date Filed:
Carson City, Nevada 89701-4299	8/31/2005 11:11:07 AM
(775) 684 5708	In the Office of Dean Heller Secretary of State
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

Titan Energy Worldwide Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Article 3, as previously amended, is hereby amended to read as follows:

CAPITAL STOCK. The total number of shares which the Company shall be authorized to issue is 1,900,000,000, to consist of 1,800,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

4.	Effective date of filing (optional): December 26, 2006

(must not be later than 90 days after the certificate is filed)

5.	Officer Signature (required): /s/ Robert Schultz

*
If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 09/29/05